Exhibit 10.10.1

Compensation of Non-Employee Directors (currently consisting of all members of the Board of Directors other than Michael Small)

•	Each non-employee director other than the Chairman of the Board will be paid annual compensation of $150,000, consisting of $50,000 in cash, $50,000 in stock options and $50,000 in restricted stock.

•	The non-employee Chairman of the Board will be paid annual compensation of $225,000, consisting of $75,000 in cash, $75,000 in stock options and $75,000 in restricted stock.

•	The chair of the Audit Committee will receive additional annual compensation of $20,000 in cash.

•	The chair of the Compensation Committee will receive additional annual compensation of $10,000 in cash.

•	The chair of the Nominating and Governance Committee will receive additional annual compensation of $5,000 in cash.

•	All of these amounts will be paid quarterly beginning with the quarter ending September 30, 2013, with cash payments payable on or before the end of the quarter and restricted stock and option grants dated the last business day of the quarter.